Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report (which expresses an unqualified opinion and contains explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets and the restatement of consolidated financial statements described in Note 4) dated April 14, 2005 relating to the financial statements and financial statement schedule and our report dated May 6, 2005 relating to management’s report on the effectiveness of internal control over financial reporting of Retail Ventures, Inc. incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP

Columbus, Ohio
May 16, 2005